Exhibit 99.1

VIAVID
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OptimizeRX Corporation

Third Quarter Fiscal 2021 Earnings Call

November 9, 2021

CORPORATE PARTICIPANTS

William Febbo, Chief Executive Officer, Director

Edward Stelmakh, Chief Financial Officer and Chief Operations Officer

Stephen Silvestro, Chief Commercial Officer

Andrew D’Silva, Senior Vice President of Corporate Finance

CONFERENCE CALL PARTICIPANTS

Jared Haase, William Blair

Sean Dodge, RBC

Eric Martinuzzi, Lake Street

Marc Wiesenberger, B. Riley Securities

PRESENTATION

Operator

Good afternoon, and thank you for joining OptimizeRx Corporation’s Third Quarter Fiscal 2021 Earnings Discussion.

With us today is the Chief Executive Officer of OptimizeRx, William Febbo. He is joined by Company Chief Financial Officer, Ed Stelmakh; President and Chief Strategy Officer, Miriam Paramore; Chief Commercial Officer, Stephen Silvestro; Executive Vice President of Finance and Accounting, Doug Baker; General Counsel and Chief Compliance Officer, Marion Odence-Ford; and Senior Vice President of Corporate Finance, Andrew D’Silva.

Before we conclude earnings call, I’ll provide some important cautions regarding the forward-looking statements made by Management during today’s call.

I would like to remind everyone that today’s call is being recorded and will be made available for replay via webcast only. Instructions are included in today’s press release and in the Investors section of the Company’s website.

Now, I’d like to turn the call over to OptimizeRx CEO, William Febbo. Sir, please go ahead.

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William Febbo

Thank you, Operator. Hello everyone, and thank you for joining us today.

As you’ve already witnessed from our performance been an incredibly exciting year for our team. That includes all members of our Company, clients, and all of you who are invested in this rewarding journey we’re on, to continue improving patient care and adherence through technology.

I’d like to begin today’s call highlighting OptimizeRx’s most valuable assets, our people, the team. We’ve continued to invest in our people, adding to our ranks some of the best in the industry to continue driving strategic scalability and sustainable growth. As you know, from our recent announcement, Ed Stelmakh recently joined us as our new CFO and COO. Ed comes to us with extensive financial and operational experience at multiple public pharmaceutical companies, implementing strategic initiatives, helping to grow business lines and specialty medications, which is OptimizeRx’s core focus.

We’re also very happy that Doug Baker remains on with us as Executive Vice President of Finance and Accounting. This transition is a testament to Doug’s steady guidance through our first phase of significant growth, which has positioned us with a strong foundation to build the top our accelerating momentum. Along those lines, we’ve recently welcomed Andy D’Silva as Senior Vice President of Corporate Finance. Andy has over a decade of equity research and capital markets experience and a solid track record as a top industry analyst. He is focused on supporting our strategic growth and capital markets initiatives.

The continuity of our personnel is one of the most important elements in managing the acceleration growth and industry adoption of our business while playing a pivotal role in the fulfillment of our mission, which is to create a more informed and empowered healthcare community by developing new technology solutions that help people start and stay on life impacting therapies. And, it is this convergence between team, technology and point of care, which is the driver of OptimizeRx’s success and revenue growth.

Revenue this quarter grew 53%, and with the additional members of the team that we have brought on in recent quarters, we are positioning ourselves for a second strong phase of growth. To date, we remain disciplined with regards to our operating strategy and continue to focus on closing the deals at hand through the remainder of the year. With 182 live brands on our platform, up from 140 in Q2, we continue to contribute to our customer’s performance with an updated average ROI of $13 to $1. As we’ve mentioned before, this is measured by a third-party. That’s $13 our clients make back for every dollar they spend on the OptimizeRx platform.

We’ve also continued to enhance our technology and expand our network, particularly in core growth specialties, and recently signed a new partner that materially expanded our oncology and hematology reach to the majority of the U.S. specialists. We can say without question that 2020 and 2021 have been pivotal periods that have accelerated our technologies enhancement and the platforms adoption, which has been driven through the creation of innovative best-in-class technology solutions for life sciences at the point of care. Despite tracking ahead of internal expectations, we’re still in the very early innings of the industry’s digital transformation and their increased adoption of innovative technologies that improve patient outcomes and provide strong ROIs.

According to the e-marketer and Fierce Pharma healthcare and pharma’s digital ad spend alone was at $9.5 billion in 2020. This really speaks to just how much white space there is in the industry for us, and is a key reason that we’ve made the strategic decision to opportunistically expand our team with numerous high quality professionals across the entire organization. We believe the ability to attract individuals of this caliber in a very tight labor environment is a testament to the magnitude of our market opportunity, as well as our positioning within the industry.

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Since I joined the Company, I can honestly say I’ve never been more confident in our ability to capitalize on our mission statement and market opportunities. When taken together, we’ve recently increased our focus on building OptimizeRx’s infrastructure for well beyond the next 12 months. While 2022 is already shaping up to be another record year, many of the new additions to our team have been put in place to position us for growth in 2023 and even more so in 2024 and beyond, as we’re seeing a rapid paradigm shift in where spending is being allocated that provides our Company with significant long-term growth opportunity.

When I think back to when we re-founded OptimizeRx in 2016, we decided to build upon the success of our financial messaging solution to unlock the intrinsic and undervalued worth of our unique network of electronic health record partners. With that as a strong foundation, we have evolved what was once one product into a sophisticated multi-channel technology platform, connecting our clients to the majority of the U.S. healthcare providers and millions of patients.

Our newer mission became clear, to leverage the power and unparalleled connectivity and reach of our growing network to connect physicians and patients with the tools and resources that empowered them to manage care and ultimately their health. The results we continue delivering are a test of how invaluable the connectivity of our proprietary network has proven to be to our clients. While we’ve driven extraordinary growth since our re-founding, another point of reference that I’m extremely proud of is how quickly we were able to successfully diversify our top line as financial messaging went from nearly all our revenue to approximately 25% as of the last quarter, despite showing consistent growth.

Beyond successfully unifying a fragmented universe of EHRs, we have also expanded the reach of our network to various other digital touchpoints along the care journey. As shifts in technology and digital adoption continue transforming the healthcare industry, our technology platform can seamlessly adapt to the rapidly evolving care journey.

In thinking about how OptimizeRx came to be, three major underlying healthcare trends have fueled our strategy, product and solution development, and also our evolution as a Company. They are: 1, virtualization of both patient and pharma sales rep engagement; 2, the personalization of patient care in order to improve patient outcomes; and 3, the segmentation of data to enable better patient identification while helping to expedite therapy initiation.

Our technology platform has proven to be in synchrony with each of these shifts, and yet we continue pushing the limits, etching out a new frontier of how technology can be leveraged to bridge time gaps in connectivity and information to achieve better patient outcomes. Over the past year, we’ve made major strides helping our clients achieve great success in data segmentation through our real world evidence solution.

What sets us apart is our innovative approach. We’re applying predictive analytics to critical data in real time, allowing us to design custom algorithms that enable our clients to proactively support physicians as they work to identify patients who qualify for their therapy and navigate patients' access complexities. That in turn translates to getting patient started on therapy sooner and increasing their chances of positive outcomes while also contributing to life science’s commercial success. While still very early, we keep beating the drum of our RWE solution, because it has all the characteristics of becoming the game changer for the entire healthcare continuum and of course, for the Company and our Shareholders.

Our solutions individually, and as a whole have been purpose built to solve complex connectivity and communication challenges for our clients and we firmly believe that RWE will be critical to the success of many brands across many indications, particularly specialty medications. For example, it’s worth calling attention to oncology, which is the fastest growing therapy with a projected $153 billion in sales by Fiscal 2026. Our pipeline is now comprised of about 20% oncology.

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But beyond oncology, there are many indications across specialty therapies that require complex decision making processes that support to identify eligible patients, select the appropriate course of therapy and ultimately empower people to obtain and stay on therapy. This means physicians are looking for much more as they can, as quickly as they can get it during critical and time sensitive points in the care journey in order to provide patients with the best treatment plans.

This is a big responsibility, which is why we spend so much time listening and collaborating with our customers, keeping up to date on research and trends among patients and providers in order not only to meet, but stay ahead of the curve of the future needs of our clients. That is why and how we are continuously evolving our technology and product mix to enable engagement among our stakeholders at critical junctures throughout the patient care journey. The strategic integration of our care-focused technology across the points of care is what allows us to generate sustained repeat revenue from brands that we service.

So, as you can tell from our oncology example, growing our revenue has been in lockstep with listening to our clients’ needs to support their commercial brand strategies. Our personalized approach is what has allowed us to be remain sticky, embedded strategic partners to our pharma clients. Although, we’re still very early stage in our corporate journey, it’s important for us to continue to take stock of the transformation that OptimizeRx has experienced these last few years. Especially as we gain critical mass and continue to expand beyond our origins. We also have a strong war chest and are able to act nimbly to capitalize on opportunistic accretive strategic initiatives that complement our platform and growth strategy.

Our corporate profile is certainly evolving as is our commercial team strategy and this is something that we will continue to ramp up over time. In the near term, the corporate planning process for 2022 has begun and we look forward to continued growth and innovation across solutions, partnerships, and strategies. As Ed will delve into the quarter, I want to remind everyone on the call that we remain cash flow positive from operations for the first nine months of Fiscal 2021. Customer traction continues to be strong and our clients are seeing an average ROI of 13:1 with some clients experiencing much higher.

With that, I’d like to turn the call over to our CFO, Ed Stelmakh, who will walk us through the financial details for Q3. Ed?

Edward Stelmakh

Thanks, Will, and good afternoon, everyone.

As with all of our calls, a press release was issued with the results of our third quarter ended September 30, 2021. Copy is available for viewing and maybe download from the Investor Relations section of our website. We also filed our 10-Q today.

Turning to our financial results for the third quarter period ended September 30, 2021, our reported revenue for the period was $16.1 million, an increase of 53% over the $10.5 million from the same period in 2020. The increased revenue resulted from growth and sales across all of our solutions. Gross margin for the quarters slightly decreased from 57% in the year-ago period to 56% in the current period. This is a result of solution mix.

In general, there has been an increase in the percentage of activity going through our higher cost channels compared to a year ago. This was offset by the launch of our RWE solution. Our RWE solution includes a much higher percentage of program design, which carries a higher margin than the delivery of actual messages. We expect our gross margin to remain relatively constant for the balance of the year. Operating expenses increased to approximately $9 million in the third quarter of Fiscal Year 2021 as compared to approximately $6.2 million in the same year ago period.

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The increase in operating expenses related to salaries, wages, and benefits and other human resource related costs is due to the expansion of our team to support future growth. Through the end of September, we have hired 32 new people this year, largely in areas focused on increasing revenue. This increase is partly offset by the decrease in contractors and consultants, as we have brought functions in house that were previously outsourced. As we have demonstrated over the last five years, we are very good at knowing when to spend on people who will drive growth, support the service, our clients and partners require and be in the market with innovative solutions to solve significant problems.

We delivered net income of $40,000 in the third quarter of Fiscal 2021 as compared to a net loss of approximately $300,000 during the same period in 2020. For further details, you can refer to the MD&A section of our published 10-Q. Overall, the net income for third quarter of 2021 and decreased loss for the nine month period resulted from the increased margin generated by our higher revenues, partially offset by the increased operating expenses.

On a non-GAAP basis, net income for the third quarter of 2021 was approximately $1.6 million or $0.09 per basic and fully diluted share as compared to non-GAAP net income of approximately $1.1 million or $0.07 per basic and fully diluted share in the same year-ago period.

Now turning to our balance sheet. Cash and cash equivalents totaled $85 million as of September 30, 2021, as compared to $83.9 million as of June 30, 2021. We do not anticipate the need to raise additional capital in the short or long-term for operating purposes or to fund our organic growth plans. We’re focused on growing our revenue and partner network. However, as a Company in the market that is active with merger and acquisition activity, we may have opportunities, such as for acquisitions or strategic partner relationships, which may require additional capital. We will assess those opportunities as they arise with a view of maximizing Shareholder value.

This wraps up the discussion of our financial results. Now I’d like to turn the call back over to Will. Will?

William Febbo

Thanks, Ed. I just want to say that it’s an honor and a huge responsibility for our team at OptimizeRx to play such a critical role in connecting healthcare stakeholders by leveraging technology in innovative ways. We believe that our technology platform and solutions are not just significant for our clients ROI, but meaningful to stakeholders affected by our platform on an everyday basis, including providers and patients.

We are committed to remaining true partners to our clients, continuing to evolve and mature our solutions to drive commercial performance over the medium and long-term in line with the major digitization paradigm shift across healthcare. We’re also fortunate that our business continues to operate outside current macro headwinds that are impacting the labor market and the supply chains in many industries, which positions us to maintain a strong growth trajectory in Q4 '21 and into 2022.

With that, I’d like to open the call to your questions. Operator?

Operator

Thank you. If you wish to ask a question, please press *1 on your telephone and wait for your name to be announced. If you wish to cancel your request, please press *2. If you are on a speaker phone, please pick up the handset to ask your question.

Your first question comes from Ryan Daniels with William Blair. Please go ahead.

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Jared Haase

Yes, good evening. This is Jared Haase for Ryan. Thanks for taking the questions and congrats on another good growth quarter. Just wanted to ask one, just around any updates you can share on the size of the pipeline at this point. Curious if there’s any color you can share either on the number of enterprise deals in the pipe, anything around ACV or the close or win rate in the quarter. Thanks.

William Febbo

Hey, Jared. Thanks. Thanks for calling in. Yes, obviously, still early in Q4 and the RFP process. But let me hand it over to Steve Silvestro, our Chief Commercial Officer who emcees that entire effort. Steve?

Stephen Silvestro

Thanks, Will. Hey, Jared, how are you? Thanks for the question. So, the pipeline had continued growth. As you know, we share a pipeline, that’s a rolling 18-month pipeline, but we did see growth from $140 million to $218 million, which was very encouraging through the period in spite of the execution. We continue to execute well and the pipeline continues to grow. Close rate we’ve seen is consistent between that $35 million and $50 million that we’ve been seeing throughout the year and parts of last year.

Then on the enterprise side, obviously, we announced we closed an additional 11 deals. It continues to be a focus of both the commercial team, as well as the product team. You heard Will say it earlier, a really healthy 13 to 1 ROI. That is being driven by the increase in enterprise engagements, where we’ve got multiple solutions on the platform, helping provide better outcomes on the patient side and ultimately better results for our clients.

Jared Haase

Got it. Yes. Thanks for that. Maybe can you just clarify, I think I heard you, did you say the pipeline, is that $218 million now and it’s up from $140 million? Did I hear that right?

Stephen Silvestro

That’s correct.

Jared Haase

Okay. Yes, we–

Will Febbo

Jared, it was about $140 million as of last year this time. It’s up to $218 million about 50% increase year-over-year.

Jared Haase

Perfect. That makes sense. Thanks for that color. Then if I may, I just want to sneak in another follow-up here. Will, I think you touched a couple times in the prepared remarks about some of the hiring that you guys have done on the operational front. Just two quick ones on that theme.

First, I would appreciate any commentary you can share, just about your own internal effort sort of around culture to help make OPRX an attractive place to bring in talent. Obviously, we’re hearing from a lot of companies in this space about challenges with hiring and some companies having issues filling positions and things like that. Would love to hear any sort of effort that you guys have done internally to help bring in that talent.

Then secondly, related to that point, should we expect to see a little bit of an uptick still in Q4 from an Opex standpoint? Are there still more hires to go? Just trying to get a sense of how to think about a good run rate, when we think about 2022 at this point.

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William Febbo

Yes. Jared, so culture, it’s an art, not a science, right? We’ve really been focused on it since we refounded this Company six years ago. It’s based on a couple of principles. One, everyone’s an owner. If you want to be here, it’s going to take a ton of work. Early days, you get to work harder and be paid less. If it works, it’ll work out boy, has it worked out for a lot of us. I think what you find is that we attract people from other people’s networks, because everyone here is part of—is an owner in the business. I think that makes a material difference, okay. That’s a foundational issue that we started early and we’ve been consistent with that.

The second is, in our industry, we’re one of the fastest growing companies. That will attract people who are competitive and like to be where people are winning. You put the network with that combination. Then we’ve really—I’m not a micromanager in any way, and we’ve brought on leaders who could—many of them could just take my job if they needed to, if the Company needed to. And, as a result, they hire leaders. Leaders always hire leaders. We’ve got a real leader culture going on here.

As we talked about in this market, where there are a lot of options, there are hundreds of new public companies that are trying to become companies, grabbing people. We have not had an issue, matter of fact, we’ve had to be selective. And, I think that will show a really big impact in the out years.

Relative to Q4, I think, you’ve seen our new state. It’s remarkable, but obviously, I’ve spoken to a lot of Investors over the last six months. Almost all of them have said, if you’re so early and the opportunity is so big, don’t hold back on people, particularly on the commercial side. So, we will continue to do that. Obviously, as you actually execute against that, you’ve got to make sure you’re servicing it.

The good news is we still have the technology platform, that’s highly leveragable. We’re just making sure as we get into this second wave of growth that we referenced, we’ve got the right team in place. We really feel like we do. So, Q4 is mostly focused on getting the year closed and prepping for another great year.

Jared Haase

Got it. Thanks, Will. Appreciate all the color and I’ll hop back into queue.

William Febbo

Thanks, Jared.

Operator

Your next question comes from Sean Dodge with RBC Capital Markets.

Sean Dodge

Thanks! Good afternoon, and congratulations on another great quarter.

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Maybe to start, Steve, the new enterprise deals you referenced, you said closed 11 more of those during the quarter. Can you share what the annual contract value is of just those 11? You had, I think, $57 million of those signed coming into the quarter. Where do you stand now?

Stephen Silvestro

Hey, Sean, thanks for the question. Yes. Glad to report the ACV has gone up from $1.1 million previously reported to $1.3 million as an average ACV on these agreements. So, we’re starting to—we’re continuing to trend in the right direction on the enterprise deals.

Sean Dodge

Okay. Then, as we look ahead to the fourth quarter, is there anything you can give us around the visibility you have right now when it comes to the buy-ups? I know last year it seemed like it was a little bit of an unusual year when it came to that type of activity. Do you have good visibility on that yet? Is there anything you’re seeing that would point to this being another unusual year? Maybe you could just give us some sense of how you see that unfolding as we enter December here.

Stephen Silvestro

Yes. Happy to cover it. It’s still early on the buy-ups. I think usually the buy-ups for the business typically will start mid-November and happen—at least discussions will start mid-November and they typically happen in December. We’re starting to get some early indicators that we will have buy-ups, but still too early to get a read on what the buy-ups will look like for the full year.

Sean Dodge

Okay, great. Then maybe just a quick last one here. You said gross margins probably pretty range - run pretty flat over the remainder of the year. If we go back to the real world evidence capabilities, can you give us a sense of the incremental margins on that when those are built into a solution? I imagine the only cost you’ve got there is what you’re paying for the third party data. It seems like margins on those can be pretty high. I guess, margins flat for the rest of the year. But as we start to enter '22, does the inclusion of more real world evidence, does that help give you another lever on gross margin?

Will Febbo

Yes. Sean, the RWE solution still entails the delivery of a message, right? We have a solid rev share with our partners on that. Any kind of architectural work does not—and again, we’re early days on that. I believe over time, it will have anywhere from 1% to 2% improvement on an annual basis. It could be higher, but remember, this is using the network to deliver a message. We’re just doing it using AI. So, still has a rev share. Just the setup revenue is not—is higher margin revenue for us.

Sean Dodge

Okay. That’s very helpful. Thanks and congratulations, again.

Will Febbo

Thanks, Sean.

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Operator

Your next question comes from Eric Martinuzzi with Lake Street.

Eric Martinuzzi

Hey guys. Congrats on the revenue. If I had one thing to pick at in Q3 though, would be on the expense side. I know you guys don’t give guidance, but I misfired by about $1 million. Can you give me, either Ed or Will, the headcount exiting June and then the headcount exiting September?

William Febbo

Hey, Eric. Yes, so I’m going to pass that one over to Andy. He’s been covering that for us.

Andrew D’Silva

Yes. We saw Opex increase roughly 17.3% or $1.3 million sequential. That’s really driven again by increased hiring that took place during the year. So, on a net basis, we added 16 new employees from the start of the second quarter until the end of the third quarter. That accounted for—when taking to account stock-based comp roughly 62% of the overall increase in Opex.

The other parts of the SG&A that increased are really tied to T&E. We opened up for travel. Also, part of that was tied to increase just office related expenses as we brought in new hires. If you’re looking at how we think about the fourth quarter, excluding stock-based compensation, I would figure that you’re looking somewhere between $700,000 to $1 million in increased Opex. That’s really going to be the fully baked impact of new hires during the third quarter and then some of the additional hires that we made in the fourth quarter, which includes Ed.

Eric Martinuzzi

Okay. You said start of second to end of third. What was our headcount here, end of September or end of October, what’s the latest headcount?

Andrew D’Silva

Ninety, around.

William Febbo

Yes, it was 86 to 93 or something like that. Yes. Eric, I think, a good data point to think about, as you’re thinking about that increase is our revenue per head. It’s up there with the top 20 technology companies. We really looked at it. Obviously we’re hiring for growth, not for maintenance. We opportunistically took advantage of the market, our position in the market, the culture we have, and were able to bring on just some spectacular people. Really excited about that. I feel like the Investors will too as we continue to fill the out years.

Eric Martinuzzi

Okay. I’m going to run with 93 since I undershot last time. I’ll try and be a little more conservative this time. That was backward looking. I wanted to focus on Q4. I know one of the prior callers had some questions regarding buy-ups for Q4. I was going to come at it a little bit differently. A year ago, we saw about a nearly $6 million step up between Q3 revenue and Q4 revenue. Year-to-date, your growth has been terrific. You’re running at 52% year-on-year. But obviously the accounts get a little bit tougher here with Q4.

Just directionally from a $16 million base in Q3, you’re looking at a $21 million consensus number for Q4. Is that in the ballpark with what we would expect and what happened last year and given the demand now?

William Febbo

Like Steve said, it’s a little early to predict buy-ups. But I’d say just based on our core business, we feel really good about the business where it is and where it will deliver. The last year was just strange, right? No one knew the year was going to hit us the way it did in terms of our clients. This year going in, they planned for it, although no one planned for it to be as disruptive this late in the year. If I put all that together, I’m going to say there’s probably excess budget out there, but too early to call it, Eric, but we feel good with just the core business by itself.

Eric Martinuzzi

Okay. Then lastly, and maybe this is for Steve, but I’m curious, we don’t—I don’t have a great track record of understanding the sales cycle around real world evidence versus an affordability sales cycle. Does it come out in an RFP form factor? The difference between a financial messaging sales cycle and a real world evidence sales cycle, is there a lot to talk about there or is it pretty similar?

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Stephen Silvestro

Hey, Eric, good to hear your voice. Thanks Will.

It’s a little bit of a faster sales cycle, Eric. It’s not depending on RFP. But it is a little bit longer of an execution cycle because of the modeling that takes place at the initial—at the onset of the program launch. The speed to revenue is roughly the same, even though the sales cycle is a little bit shorter, because you do have to architect the solution before implementing it.

Eric Martinuzzi

Okay. Then the manpower adds that we’ve talked about here in Q3. Are you guys—is that manpower expense for an RWE? Is that part of a cost of revenue? Is that on the Opex side? Is that part of the Opex ramp?

William Febbo

Yes, that would be part of the Opex.

Stephen Silvestro

You want me to take that?

William Febbo

Yes. Go ahead.

Andy D’Silva

Yes, the majority of that will be in SG&A.

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Eric Martinuzzi

Got you. Okay. Thanks for taking my questions and good luck in Q4.

William Febbo

Thanks, Eric.

Operator

Once again, if you wish to ask a question, please press *1 on your telephone and wait for your name to be announced.

Your next question comes Marc Wiesenberger with B. Riley Securities.

Marc Wiesenberger

Thank you. Good afternoon. As the data landscape continues to evolve, I’m wondering if you could talk about the Company’s ability to incorporate both structured and unstructured data and how you link the multiple data sets to provide insight for your stakeholders.

William Febbo

Yes. Hey Marc, good to hear you. It’s interesting. When we first started realizing the value of this platform, we really didn’t drive a lot of the decisions with data, right? It was the ability to connect. It addressed a huge challenge for our clients and we had a great network of partners. But as we’ve grown and invested in the business and organized all the transactions we’ve facilitated over the years and then obviously brought in great people and it all comes down to great people with different perspectives within the health world, it was clear that we could use data on lots of fronts. One to build business cases for our clients. Two, to measure return on investment for the clients.

Then as we really got sophisticated, I’m going to hand it over to Steve, because he’s been the architect with a few other people on this is, we could actually see a way of using data to enable a real time action at point of care, which has never been able to (inaudible) and very powerful.

I’m going to ask Steve also just to answer your question a little bit, continue what I’m saying, but also give a specific example in oncology, which I think will be meaningful to the group.

Stephen Silvestro

Hey Marc. Thanks, Will. Yes, I think, one, it's an excellent question, Marc, and super astute. I think what we’re trying to do now is leverage the interoperability that we’ve created between these disparate data ecosystems - to be able to help physicians identify earlier on patients that would qualify for a therapy. Then, obviously, we have the tools already in place to help onboard those patients with affordability and adherence and all the other stuff that we’ve traditionally done.

In the oncology arena specifically, we’ve got a program running for triple negative breast cancer. That is not—it’s an ill-defined indication. There’s no code inside of most of these systems that would identify a patient as a triple negative breast cancer patient. We’ve worked with the manufacturing partner to be able to create a criteria and algorithms to be able to search the ecosystem of patients to help find those patients, then notify the physician that they’ve got a potential patient that would qualify for those therapies.

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The algorithms and the rigor that they have in the platform allows us to essentially surf that network or ecosystem of data at an individual patient level, which is unique, and then take an action immediately with the physician to aid the physician in helping the patient. I think that’s we’re most excited about. In the case of this specific therapy, it’s a six- to 12-month improvement in the patient’s overall survival, which is a massively meaningful achievement in the life of a cancer patient. It’s something we’re really passionate about, very proud of, definitely more to come, Marc, but early days look really exciting.

Marc Wiesenberger

Very helpful. Thank you. Two more from me. What percent of the brands that you’re currently working with do you think are ideal for your real world offering? Then, within the pipeline, can you provide any insight into what percentage are looking to leverage the real world evidence and how do you expand—how can you proactively expand that universe?

William Febbo

Yes. It’s a good question. Obviously, we’ve got a lot of brands, we’ve looked at—we obviously segment them before we even go after them. First off, all our brands are highly relevant, all have significant marketing budgets and meet real needs of patients.

Secondly, it’s really critical that there’s a clear ability to find an additional prescriber or, as Steve just described, bring a patient to this surface for that position.

I would normally not say all our brands, but given the pandemic and the amount of disruption that has happened with just the connectivity between the manufacturers and HCPs and patients, there really isn’t a brand that doesn’t need help finding and highlighting these things. Doctors are busy. They’re on their computers. They’re dislocated. People are wearing masks. It’s chaotic. I really think we’ve got the ability to bring it in.

Now at scope and scale, they’re all relative. Some are not complex and some are very complex. But Steve, you want to add anything to that? Just it feels like there is a role a little bit for RWE and everything, but they’re obviously different levels.

Stephen Silvestro

Yes. Well, I think that’s exactly right. Marc, I think as you think about the curation of our pipeline and some of the stuff we’ve already said openly around the 20% of it being oncology and a good portion of it moving towards specialty, ultimately what that means is that there are higher degrees of complexity in both identifying the patient, as well as onboarding them, getting them on the right therapy and then driving adherence to make sure that you get a proper outcome.

All of those complexities lend themselves to a real world evidence inculcation in the program. I think, as Will said, we wouldn’t say it’s every single program, but the vast majority of the programs that we’re looking at, and as we continue on focusing more on specialty and oncology, I think you’ll continue to see that RWE follows suit, because it’s necessary to drive the ROI that the clients will be looking for. More importantly, it’s necessary to be able to help find the correct patients which is the biggest challenge. It’s the clocking of it. Especially in oncology where every minute counts to help the patient.

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Marc Wiesenberger

Sure. Sure, very helpful color. Then just the final one, as we’re moving through the Delta surge, I’m wondering if your discussions with customers and they’re talking about—and their allocation of resources between digital and more legacy channels has changed at all. Then along those lines, Ed, before coming to OptimizeRx, you were on the other side of the table at a life sciences company. I’m wondering how your perception of the Company’s changed now that you’re able to see behind the curtain? Thank you.

William Febbo

Yes, actually, I’m going to pass that whole set of questions over to Ed. I think he has a really fresh perspective. I can’t speak to Otsuka, but I think in the market he can, and then yes, let him speak for himself. Ed, it's all yours.

Edward Stelmakh

Yes. Thank you. Hi, Marc. How are you? Yes, I would say, generally speaking, over the last two years, there’s been quite a shift in how pharma actually engages in the commercial space, as well as R&D and at the enterprise level. The first thing, digital is no longer just an innovation play. It’s really a new way of doing business. From my perspective, I think that’s going to be here just to stay for the-long term.

Secondly, pharma typically carves out a strong core capability for itself where it can really win. Technology historically has not been that area. In my view, as we move forward with the digital adoption and acceleration of that adoption I think pharma is going to partner up with those who are more capable of providing that kind of service and that kind of technological insight to drive their operating model forward.

Third, I would say scale is going to matter as time goes by. Pharma, as you can imagine doesn’t have the ability to buy technology and digital capabilities in small bits and pieces. It’s going to want to go to a one stop shop where you can buy a lot of capabilities without having to spread itself thin. Those companies that can scale in the space are going to be long-term winners, I think, in this new way of doing business.

As far as my perception is concerned, I would say all of my expectations have so far been met or exceeded. I think it’s a really innovative company with a very interesting competitive position that is going to be quite attractive for pharma as this new operating model emerges. Hopefully that answers your question.

Marc Wiesenberger

Thank you for that. It does. Thank you. Congrats on a good quarter.

William Febbo

Thanks, Mark. Thanks, Ed.

Operator

We are showing no further questions at this time. I will now hand back for closing remarks.

William Febbo

Well, thank you, everyone. We look forward to seeing you in our next earnings call. I’ll be talking to many of you through the Investor conferences inside of Q4. Stay tuned, and we appreciate your time and belief in us as a team. Take care.

Operator

That does conclude our conference for today. Thank you for participating. You may now disconnect.

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